Exhibit 99.1

News Release

Contact: John A. Hauser

               (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Third Quarter Earnings of $0.16 per share.

Sturgeon Bay, Wisconsin – (PR Newswire) – October 19, 2011

Baylake Corp. (OTC BB: BYLK) today announced results for the third quarter of 2011.

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Third quarter 2011 earnings improvement of $1.8 million versus the third quarter of 2010.

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Net income of $1.3 million or $0.16 per share for the three months ending September 30, 2011.

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Total loans grew $17.8 million during the quarter ending September 30, 2011, compared to the linked quarter ending June 30, 2011.

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Baylake’s Other Real Estate Owned (OREO) declined from $15.5 million at September 30, 2010 to $10.7 million at September 30, 2011, a reduction of $4.8 million or 31.0%.

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Stockholders’ equity increased $3.8 million to $83.6 million, up from $79.8 million at September 30, 2010.

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Book value per common share rose to $10.56 at September 30, 2011 from $10.08 per common share at September 30, 2010.

Baylake reported a 2011 third quarter net profit of $1.3 million, or $0.16 per fully-diluted common share, compared to a net loss of $0.5 million or ($0.06) per fully-diluted common share for the third quarter of 2010. This represents an increase in net income of $1.8 million, or $0.22 per fully-diluted common share.  The improved operating results were driven by a $3.4 million decrease in the provision for loan losses, from $4.6 million for the third quarter of 2010 to $1.2 million for the third quarter of 2011. The increase in net income was negatively impacted by an increase in income tax expense of $1.3 million from the third quarter of 2010 to the third quarter of 2011.

“The third quarter net income of $1.3 million marks the third consecutive quarter of earnings improvement,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “We remain focused on improving overall quality within the bank’s loan portfolio and remain optimistic that earnings will continue to benefit from future reductions in the provision for loan losses.”

Net interest income declined $0.1 million, or 1.2%, compared to the same quarter a year ago, from $8.2 million during the third quarter of 2010 to $8.1 million for the third quarter of 2011.  The reduction in net interest income was primarily a result of reduced loan and investment security yields during the third quarter of 2011.  Interest expense as a percent of average interest bearing deposits decreased 27 basis points, from 1.20% at September 30, 2010 to 0.93% at September 30, 2011.

Non-interest expense decreased $1.0 million, from $8.2 million for the quarter ended September 30, 2010 to $7.2 million for the quarter ended September 30, 2011.  The decrease in non-interest expense is primarily attributable to a decrease in OREO expense of $0.8 million. During the same period, non-interest income decreased $1.2 million, from $3.3 million for the quarter ended September 30, 2010 to

$2.1 million for the quarter ended September 30, 2011.  This decrease was primarily the result of a net decrease of $0.7 million in gains from the sale of securities.

“We are pleased to report a significant decrease in credit costs during the quarter, which reflects our focus on reducing OREO levels despite the challenges that remain in the real estate markets and overall economy,” said Cera.  “We are also encouraged by the positive trend reflected in the net charge-offs to average loan ratio, which declined to 0.64% at September 30, 2011 from 1.73% a year earlier.”

Non-performing assets increased $0.6 million from $34.4 million at September 30, 2010 to $35.0 million at September 30, 2011. As a percent of total loans, non-performing loans increased from 3.0% at September 30, 2010 to 3.8% at September 30, 2011.  At September 30, 2011, the allowance for loan losses as a percent of total loans equaled 2.0%, compared to 2.1% as of September 30, 2010.  The allowance for loan losses as a percent of non-performing loans at September 30, 2011 was 53%, compared to 70% at September 30, 2010.

Total deposits increased $12.9 million, or 1.5%, from $845.4 million at September 30, 2010 to $858.3 million at September 30, 2011.  Total loans increased $1.2 million, from $637.7 million at September 30, 2010 to $638.9 million at September 30, 2011.

Baylake’s total assets and shareholders’ equity were $1.1 billion and $83.6 million, respectively, at September 30, 2011, compared to $1.1 billion and $79.8 million at September 30, 2010.  Baylake’s total risk-based capital ratio increased to 13.4% at September 30, 2011 from 12.9% at September 30, 2010.  At September 30, 2011, both Baylake Corp. and Baylake Bank exceeded “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of September 30, 2011, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010  under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at September 30, 2011 and 2010 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) UNAUDITED	September 30, 2011	December 31, 2010	September 30, 2010

	(dollars in thousands except per share data)

Total assets	$ 1,051,873	$ 1,052,453	$1,051,813
Investment securities (1)	239,683	266,760	254,900
Total loans	638,936	636,291	637,727
Total deposits	858,344	852,566	845,354
Borrowings (2)	75,463	89,236	92,471
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,450	9,450	9,450
Stockholders’ equity	83,553	77,067	79,765
Non-performing loans (3)	24,313	16,500	18,925
Non-performing assets (3)	34,975	32,452	34,423
Restructured loans, accruing	20,461	13,090	11,416
Shares outstanding	7,911,539	7,911,539	7,911,539
Book value per share	$ 10.56	$ 9.74	$ 10.08

As of and for the Three Months Ended	As of and for the Nine Months Ended
September 30,	September 30,

(dollars in thousands, except per share data)	(dollars in thousands, except per share data)

Selected Operations Data – UNAUDITED	2011	2010	2011	2010

Total interest income	$ 10,451	$ 11,265	$ 31,593	$ 34,104
Total interest expense	2,344	3,070	7,410	10,008
Net interest income before provision for loan losses	8,107	8,195	24,183	24,096
Provision for loan losses	1,200	4,550	4,450	6,850
Net interest income after provision for loan losses	6,907	3,645	19,733	17,246

Total non-interest income	2,106	3,267	7,141	7,751
Total non-interest expense	7,208	8,238	23,777	23,443

Income before income taxes	1,805	(1,326)	3,097	1,554
Income tax expense (benefit)	508	(814)	374	(101)
Net income	$ 1,297	$ (512)	$ 2,723	$ 1,655

As of and for the Three Months Ended	As of and for the Nine Months Ended
September 30,	September 30,

Selected Operations Data – UNAUDITED	2011	2010	2011	2010
Per Share Data: (4)
Net income per share (basic)	$ 0.16	$ (0.06)	$ 0.34	$ 0.21
Net income per share (diluted)	$ 0.16	$ (0.06)	$ 0.34	$ 0.21
Cash dividends per common share	$ --	$ --	$ --	$ --
Book value per share	$ 10.56	$ 10.08	$ 10.56	$ 10.08

Performance Ratios: (5)
Return on average total assets	0.49%	-0.19%	0.35%	0.21%
Return on average total shareholders’ equity	6.25%	-2.54%	4.55%	2.85%
Net interest margin (6)	3.48%	3.55%	3.55%	3.56%
Net interest spread (6)	3.37%	3.44%	3.45%	3.46%
Efficiency ratio (9)	70.60%	75.96%	74.94%	74.88%
Non-interest income to average assets	0.80%	1.23%	0.92%	1.00%
Non-interest expense to average assets	2.72%	3.11%	3.07%	3.02%
Net overhead ratio (7)	1.93%	1.88%	2.15%	2.02%
Average loan to average deposit ratio	73.69%	75.99%	75.05%	78.11%
Average interest earning assets to average interest bearing liabilities	111.83%	108.99%	109.94%	107.15%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	3.81%	2.97%	3.81%	2.97%
Allowance for loan losses to:
Total loans	2.01%	2.07%	2.01%	2.07%
Non-performing loans	52.88%	69.89%	52.88%	69.89%
Net charge-offs to average loans	0.64%	1.73%	0.66%	0.67%
Non-performing assets to total assets	3.32%	3.27%	3.32%	3.27%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.94%	7.58%	7.94%	7.58%
Tier 1 risk-based capital	10.82%	10.40%	10.82%	10.40%
Total risk-based capital	13.35%	12.91%	13.35%	12.91%
Leverage ratio	7.76%	7.56%	7.76%	7.56%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	27	27	27
Number of full-time equivalent employees	305	303	305	303

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.